Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	November 5, 2010

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income available for common shares of $60.9 million ($6.84 per share) for the third quarter ended October 3, 2010, compared to net income available for common shares of $17.1 million ($1.81 per share) for the third quarter of last year. Net income includes $20.3 million ($2.28 per share) and $8.9 million ($0.95 per share) in losses from discontinued operations for the third quarter of 2010 and 2009, respectively. Income from continuing operations available for common shares was $81.2 million ($9.12 per share) for the third quarter of 2010, compared to $25.9 million ($2.76 per share) for the third quarter of 2009. There were fewer diluted average shares outstanding in 2010.

Kaplan’s higher education businesses are subject to a number of recently enacted and pending regulations by the Department of Education. Also, Kaplan is launching a new program entitled the “Kaplan Commitment” that includes a “risk-free period” of enrollment. The recent and potential rulemaking activities and the “Kaplan Commitment” could have a material adverse effect on Kaplan’s operating results.

On September 30, 2010, the Company completed the sale of Newsweek. Consequently, the Company’s income from continuing operations for the third quarter and year-to-date periods excludes Newsweek results, which have been reclassified to discontinued operations.

Items included in the Company’s income from continuing operations for the third quarter of 2010:

•

A $27.5 million goodwill and other long-lived assets impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $26.3 million, or $2.96 per share); and

•	$11.9 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $7.5 million, or $0.84 per share).

Items included in the Company’s income from continuing operations for the third quarter of 2009:

•	$6.1 million in accelerated depreciation at The Washington Post (after-tax impact of $3.8 million, or $0.40 per share);

•	A $25.4 million goodwill and other long-lived assets impairment charge related to Kaplan Ventures (after-tax impact of $18.8 million, or $2.00 per share); and

•	A decline in equity in earnings (losses) of affiliates associated with $29.0 million in impairment charges at two of the Company’s affiliates (after-tax impact of $18.8 million, or $2.00 per share).

Revenue for the third quarter of 2010 was $1,189.7 million, up 7% from $1,108.8 million in the third quarter of 2009, due to increased revenues at the education, television broadcasting and newspaper publishing divisions, offset by a small decrease at the cable television division. Operating income increased in the third quarter of 2010 to $130.6 million, from $74.6 million in the third quarter of 2009, due to improved operating results at the education, television broadcasting and newspaper publishing divisions.

For the first nine months of 2010, the Company reported net income available for common shares of $198.2 million ($21.75 per share), compared to net income available for common shares of $10.1 million ($1.08 per share) for the same period of 2009. Net income includes $28.8 million ($3.16 per share) and $35.4 million ($3.77 per share) in losses from discontinued operations for the first nine months of 2010 and 2009, respectively. Income from continuing operations available for common shares was $227.0 million ($24.91 per share) for the first nine months of 2010, compared to $45.6 million ($4.85 per share) for the first nine months of 2009. There were fewer diluted average shares outstanding in 2010.

Items included in the Company’s income from continuing operations for the first nine months of 2010:

•	A $20.4 million charge recorded at The Washington Post in connection with the planned withdrawal from a multiemployer pension plan (after-tax impact of $12.7 million, or $1.38 per share);

•

A $27.5 million goodwill and other long-lived assets impairment charge at the Company’s online lead generation business, included in other businesses (after-tax impact of $26.3 million, or $2.96 per share); and

•	$4.8 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $3.1 million, or $0.36 per share).

Items included in the Company’s income from continuing operations for the first nine months of 2009:

•	$56.8 million in early retirement program expense at The Washington Post (after-tax impact of $35.2 million, or $3.77 per share);

•	$33.0 million in restructuring charges related to Kaplan’s Score and Test Preparation operations (after-tax impact of $20.5 million, or $2.18 per share);

•	$33.8 million in accelerated depreciation at The Washington Post (after-tax impact of $21.0 million, or $2.23 per share);

•	A $25.4 million goodwill and other long-lived assets impairment charge related to Kaplan Ventures (after-tax impact of $18.8 million, or $2.00 per share);

•

A decline in equity in earnings (losses) of affiliates associated with $29.0 million in impairment charges at two of the Company’s affiliates (after-tax impact of $18.8 million, or $2.00 per share); and

•	$18.4 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $11.4 million, or $1.21 per share).

Revenue for the first nine months of 2010 was $3,533.6 million, up 10% from $3,200.3 million in the first nine months of 2009. The Company reported operating income of $397.2 million for the first nine months of 2010, compared to $103.1 million for the first nine months of 2009. Revenue and operating results improved at all of the Company’s divisions for the first nine months of 2010.

Division Results

Education

Education division revenue totaled $743.3 million for the third quarter of 2010, a 9% increase over revenue of $684.5 million for the same period of 2009. Kaplan reported operating income of $99.1 million for the third quarter of 2010, up from $45.9 million in the third quarter of 2009. Results for the third quarter of 2009 included a goodwill and other long-lived assets impairment charge of $25.4 million related to two businesses at Kaplan Ventures.

For the first nine months of 2010, education division revenue totaled $2,202.0 million, a 14% increase over revenue of $1,927.4 million for the same period of 2009. Kaplan reported operating income of $266.0 million for the first nine months of 2010, up from $115.2 million for the first nine months of 2009. Results for the first nine months of 2010 included $7.8 million in restructuring costs related to Kaplan’s K12 business; results for the first nine months of 2009 included $33.0 million in restructuring charges related to Score and Test Preparation operations and a $25.4 million goodwill and other long-lived assets impairment charge related to two businesses at Kaplan Ventures.

A summary of Kaplan’s operating results for the third quarter and the first nine months of 2010 compared to 2009 is as follows:

	Third Quarter			YTD
(In thousands)	2010	2009	% Change	2010	2009	% Change

Revenue
Higher education	$465,703	$408,537	14	$1,383,396	$1,118,971	24
Test preparation, excluding Score	101,491	108,386	(6)	313,006	332,314	(6)
Score	—	205	—	—	8,557	—
Kaplan international	151,208	138,089	10	422,582	382,066	11
Kaplan ventures	24,865	31,102	(20)	85,903	91,628	(6)
Kaplan corporate	1,375	728	89	3,949	1,941	—
Intersegment elimination	(1,323)	(2,531)	—	(6,812)	(8,108)	—

	$743,319	$684,516	9	$2,202,024	$1,927,369	14

Operating Income
Higher education	$117,319	$90,026	30	$329,455	$203,744	62
Test preparation, excluding Score	(2,368)	3,898	—	(9,731)	20,882	—
Score	—	(371)	—	—	(36,539)	—
Kaplan international	14,904	8,311	79	32,376	27,304	19
Kaplan ventures	(11,428)	(7,864)	(45)	(25,351)	(14,134)	(79)
Kaplan corporate	(16,756)	(15,484)	(8)	(45,148)	(38,535)	(17)
Kaplan stock compensation	2,397	(1,697)	—	1,310	(5,155)	—
Amortization of intangible assets	(4,998)	(5,617)	11	(16,629)	(17,247)	4
Impairment of goodwill and other long-lived assets	—	(25,387)	—	—	(25,387)	—
Intersegment elimination	30	85	—	(252)	236	—

	$99,100	$45,900	—	$266,030	$115,169	—

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. Higher education revenue and operating income grew in the first nine months of 2010 due to enrollment growth, improved student retention and increased margins. Total KHE enrollments increased 8% compared to enrollments at September 30, 2009; KHE enrollments in the prior year increased 28% compared to enrollments at September 30, 2008. A summary of KHE student enrollments at September 30, 2010, and September 30, 2009, is as follows:

	As of September 30,		% Change
	2010	2009

Kaplan University	67,752	56,115	21
Kaplan Higher Education Campuses	44,389	47,734	(7)

	112,141	103,849	8

Kaplan University and Kaplan Higher Education Campuses enrollments at September 30, 2010, and September 30, 2009, by degree and certificate programs are as follows:

	As of September 30,
	2010	2009
Certificate	22.2%	27.1%
Associate’s	34.7%	32.9%
Bachelor’s	35.7%	35.4%
Master’s	7.4%	4.6%

	100%	100%

In October 2010, the Department of Education released rules that address program integrity issues for postsecondary education institutions that participate in Title IV programs. The rules include, among other items, state approval processes, Department of Education program approval processes, revised standards governing the payment of incentive compensation to admissions and financial aid advisors, standards around misrepresentation and the definition of “credit hour.” The Company is taking steps to fully comply with these rules but cannot currently predict the impact that these rules will have on its operations and future operating results.

In July 2010, the Department of Education released a notice of proposed rulemaking addressing substantive measurements for whether an educational program leads to gainful employment in a recognized occupation for purposes of that program’s eligibility for Title IV funds. The proposed rulemaking addressing the definition of gainful employment includes provisions whereby students at a program level must demonstrate certain levels of student loan repayment and/or a program’s graduates must achieve certain debt-to-income ratios for the institution’s program to remain eligible for participation in the Title IV program. If a program fails to meet some or all of these proposed requirements, the program’s eligibility to participate in the Title IV program may be restricted or lost entirely. Some of the data needed to compute program eligibility under this proposed regulation is not readily accessible to the institutions, but is compiled by the Department of Education.

The Company cannot currently predict with reasonable accuracy the impact the proposed regulation would have on its program offerings if it were enacted in its current form. However, the Company expects that this regulation if enacted as proposed would significantly impact Kaplan’s operating results as some or all institutions owned by Kaplan might be required to limit program offerings to ensure compliance with the restrictions of the proposed gainful employment rule. The Company has filed public comments related to the proposed rulemaking on gainful employment. The Department of Education plans to issue final rules in early 2011 for an effective date on July 1, 2012.

In September 2010, Kaplan Higher Education announced a new program entitled the “Kaplan Commitment,” which has commenced and will be fully operational by the end of 2010. Under this program, students of Kaplan University, Kaplan College and other Kaplan Higher Education schools may enroll in classes for several weeks and assess whether their educational experience meets their needs and expectations before incurring a financial obligation. Kaplan will also conduct academic assessments to help determine whether students are likely to be successful in their chosen course of study. Students who choose to withdraw from the program during this time frame (“risk-free period”) and students who do not pass the academic evaluation will not have to pay for the coursework. In general, the risk-free period is approximately four weeks for diploma programs and five weeks for Associate’s and Bachelor’s degrees.

This program and related initiatives are designed to benefit students and will likely have a significant impact on the future operations of Kaplan Higher Education, including student enrollment and retention, tuition revenues, operating income and cash flow. Based on historical student withdrawal and performance patterns and assuming students who withdrew during early academic terms would have instead availed themselves of the Kaplan Commitment, management estimates that KHE revenues would have been approximately $100 million less in the first nine months of 2010 had the provision of the Kaplan Commitment commenced on January 1, 2010. Management is not able to estimate whether the Kaplan Commitment will cause student retention patterns to differ from historical levels or whether additional students will be attracted to Kaplan as a result of the risk-free offering.

Test preparation includes Kaplan’s standardized test preparation and tutoring offerings, as well as the domestic professional training business, K12 and other businesses. In the first quarter of 2010, the Company discontinued certain offerings of the K12 business; $7.8 million in severance, asset write-offs and other closure costs were recorded in the first nine months of 2010 in connection with this plan. Test preparation revenue declined 6% in both the third quarter and first nine months of 2010. Excluding acquisitions, test preparation revenue declined 10% and 9% for the third quarter and first nine months of 2010, respectively, due mostly to the termination of certain K12 offerings. Test preparation operating results were also down in the first nine months of 2010 due to K12, reduced prices at the traditional test preparation programs and higher spending to expand online offerings and innovate various programs. The declines were offset by improved results at test preparation’s domestic professional training businesses due to expense reductions; total restructuring-related expenses of $0.9 million and $8.1 million were recorded in the third quarter and first nine months of 2009, respectively.

Kaplan Test Preparation recently announced a plan to reorganize its business consistent with the migration of students to Kaplan’s online and hybrid test preparation offerings. In conjunction with this plan, Kaplan intends to reduce the number of leased test preparation centers over the next 18 months. The Company estimates that approximately $20.0 million in costs will be incurred related to this plan, mostly comprised of charges related to early lease termination and property, plant and equipment write-downs.

In March 2009, the Company approved a plan to close its Score tutoring centers. The Company recorded charges of $24.9 million in asset write-downs, lease terminations, severance and accelerated depreciation of fixed assets in the first half of 2009.

Kaplan International includes professional training and postsecondary education businesses outside the United States, as well as English-language programs. Kaplan International revenue increased 10% and 11% in the third quarter and first nine months of 2010, respectively, with increases in operating income for these periods as well. The increases in revenue and operating income for 2010 are primarily the result of enrollment growth in the pathway and other higher education programs in the U.K., Singapore and Australia. The rise in revenue is also due to increased English-language program revenue and favorable exchange rates in Europe, Australia and Singapore.

Kaplan Ventures is made up of a number of businesses in various stages of development that are managed separately from the other education businesses. Revenues at Kaplan Ventures declined 20% in the third quarter and decreased 6% in the first nine months of 2010, respectively; these revenue comparisons were adversely impacted by the April 2010 sale of a business unit within the division. Kaplan Ventures reported operating losses of $11.4 million and $25.4 million in the third quarter and first nine months of 2010, respectively, compared to operating losses of $7.9 million and $14.1 million in the third quarter and first nine months of 2009, respectively. The decline in results for 2010 is due to increased losses at Kaplan Virtual Education, a developing group of online high school institutions, the sale of the above noted business, and small declines at some of the other Kaplan Ventures businesses. A goodwill and other long-lived assets impairment charge of $25.4 million was recorded at Kaplan in the third quarter of 2009 related to certain Kaplan Ventures businesses, as the book value of these businesses exceeded their estimated fair value.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

Stock compensation relates to incentive compensation arising from equity awards under the Kaplan stock option plan. Kaplan recorded a stock compensation credit of $2.4 million and $1.3 million for the third quarter and first nine months of 2010, respectively, compared to stock compensation expense of $1.7 million and $5.2 million for the third quarter and first nine months of 2009, respectively. The stock compensation credit for 2010 relates to an estimated decline in the fair value of Kaplan common stock since the end of 2009.

Cable Television

Cable television division revenue declined slightly for the third quarter of 2010 to $188.7 million, from $189.6 million for the third quarter of 2009; for the first nine months of 2010, revenue increased 2% to $568.6 million, from $559.8 million in the same period of 2009. The revenue increase for the first nine months of 2010 is due to continued growth of the division’s cable modem and telephone revenues.

Cable division operating income was $40.3 million for the third quarter of 2010 and 2009; cable division operating income for the first nine months of 2010 increased 4% to $126.6 million, from $122.1 million for the first nine months of 2009. The increase in operating income is due to the division’s revenue growth, offset by increased technical and sales costs.

At September 30, 2010, Revenue Generating Units (RGUs) were up 2% from the prior year due to growth in high-speed data and telephony subscribers, offset by a decrease in basic and digital subscribers. A summary of RGUs is as follows:

Cable Television Division Subscribers	September 30, 2010	September 30, 2009

Basic	650,902	677,751
Digital	214,071	221,564
High-speed data	416,690	388,567
Telephony	137,709	105,211

Total	1,419,372	1,393,093

Newspaper Publishing

Newspaper publishing division revenue totaled $163.4 million for the third quarter of 2010, an increase of 5% from revenue of $156.3 million for the third quarter of 2009; division revenue increased 1% to $491.9 million for the first nine months of 2010, from $485.9 million for the first nine months of 2009. Print advertising revenue at The Washington Post in the third quarter of 2010 increased 3% to $72.0 million, from $70.0 million in the third quarter of 2009, but decreased 4% to $215.9 million for the first nine months of 2010, from $224.4 million for the first nine months of 2009. The print revenue increase in the third quarter of 2010 is largely due to an increase in general advertising; the decline in the first nine months of 2010 is largely due to reductions in retail and classified advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, increased 21% to $27.2 million for the third quarter of 2010, versus $22.6 million for the third quarter of 2009; newspaper online revenues increased 14% to $77.8 million for the first nine months of 2010, versus $68.1 million for the first nine months of 2009. Display online advertising revenue grew 26% and 21% for the third quarter and first nine months of 2010, respectively. Online classified advertising revenue on washingtonpost.com increased 6% for the third quarter of 2010, but decreased 1% for the first nine months of 2010.

For the first nine months of 2010, Post daily and Sunday circulation declined 8.7% and 8.3%, respectively, compared to the same periods of the prior year. A portion of this decline relates to increased circulation volumes in the first quarter of 2009 due to the Presidential Inauguration. For the nine months ended October 3, 2010, average daily circulation at The Washington Post totaled 548,400, and average Sunday circulation totaled 770,800.

As previously disclosed, The Washington Post contributes to multiemployer plans on behalf of three union-represented employee groups. The Post has negotiated in collective bargaining the contractual right to withdraw from two of these plans; the right to withdraw from the CWA-ITU Negotiated Pension Plan (CWA-ITU Plan) has been the subject of contract negotiations that reached an impasse. In July 2010, the Post notified the union and the CWA-ITU Plan of its unilateral withdrawal from the Plan effective November 30, 2010. In connection with this action, The Washington Post has recorded a $20.4 million charge based on an estimate of the withdrawal liability; $17.7 million of this charge was recorded in the second quarter of 2010, and $2.7 million was recorded in the third quarter of 2010.

As previously reported, The Washington Post recorded early retirement program expense of $56.8 million in the second quarter of 2009, and Robinson Terminal Warehouse Corporation recorded early retirement program expense of $1.1 million in the third quarter of 2009. The costs of these early retirement programs are funded mostly from the assets of the Company’s pension plans. Also as previously reported, the Post closed a printing plant in July 2009 and consolidated its printing operations. The Post also completed the consolidation of certain other operations in Washington, DC, in the first quarter of 2010. In connection with these activities, accelerated depreciation of $6.1 million and $33.8 million was recorded in the third quarter and first nine months of 2009, respectively, and a $3.1 million loss on an office lease was recorded by the Company in the first quarter of 2010.

The newspaper division reported an operating loss of $1.7 million in the third quarter of 2010, compared to an operating loss of $23.6 million in the third quarter of 2009. For the first nine months of 2010, the newspaper division reported an operating loss of $29.8 million, compared to an operating loss of $166.7 million for the first nine months of 2009. Excluding the multiemployer pension plan charge, early retirement program expense and accelerated depreciation, operating results improved in the first nine months of 2010 due to expense reductions in payroll, newsprint, depreciation, bad debt and agency fees, and expense reductions at washingtonpost.com. Newsprint expense increased 10% for the third quarter of 2010 due to an increase in newsprint prices, offset by a decline in newsprint consumption. Newsprint expense decreased 16% for the first nine months of 2010 due to a decline in newsprint consumption, offset by an increase in newsprint prices.

A summary of newspaper division operating results for the third quarter and the first nine months of 2010 compared to 2009 is as follows:

	Third Quarter				YTD
(In thousands)				%				%
	2010		2009	Change	2010		2009	Change
Operating revenues	$163,447		$156,281	5	$491,948		$485,937	1
Operating expenses, excluding special charges	(162,507	)*	(172,675)*	(6)	(501,360	)*	(560,942)*	(11)

	940	*	(16,394)*	—	(9,412	)*	(75,005)*	87
Multiemployer pension plan charge	(2,655)		—	—	(20,355)		—	—
Early retirement program expense	—		(1,124)	—	—		(57,924)	—
Accelerated depreciation	—		(6,104)	—	—		(33,792)	—

Operating loss	$(1,715)		$(23,622)	93	$(29,767)		$(166,721)	82

*	Non-GAAP measure

Television Broadcasting

Revenue for the television broadcasting division increased 29% in the third quarter of 2010 to $83.2 million, from $64.6 million in 2009; operating income for the third quarter of 2010 increased 68% to $25.3 million, from $15.1 million in 2009. For the first nine months of 2010, revenue increased 24% to $239.3 million, from $192.4 million in 2009; operating income for the first nine months of 2010 increased 83% to $76.0 million, from $41.5 million in 2009.

The increase in revenue and operating income is due to improved advertising demand in all markets and most product categories, particularly automotive. The increased revenue and operating income also includes $5.1 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2010, and a $9.0 million and $14.5 million increase in political advertising revenue for the third quarter and first nine months of 2010, respectively.

Other Businesses

Other businesses includes the operating results of Avenue100 Media Solutions and other small businesses.

In the third quarter of 2010, a goodwill and other long-lived assets impairment charge of $27.5 million was recorded at Avenue100 Media Solutions, the Company’s digital marketing business that sources leads for academic institutions and recruiting organizations.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office and the pension credit previously reported in the magazine publishing division (refer to Discontinued Operations discussion below).

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings of affiliates for the third quarter of 2010 was $2.1 million, compared to losses of $27.2 million for the third quarter of 2009. For the first nine months of 2010, the Company’s equity in losses of affiliates totaled $3.9 million, compared to losses of $28.2 million for the same period of 2009.

Results for the third quarter of 2009 included $29.0 million in write-downs at two of the Company’s affiliate investments. The loss primarily related to an impairment charge recorded on the Company’s interest in Bowater Mersey Paper Company.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $12.5 million for the third quarter of 2010, compared to other non-operating income, net, of $0.1 million for the third quarter of 2009. The third quarter 2010 non-operating income, net, included $11.9 million in unrealized foreign currency gains and other items.

The Company recorded other non-operating income, net, of $4.0 million for the first nine months of 2010, compared to other non-operating income, net, of $15.8 million for the same period of the prior year. The 2010 non-operating expense, net, included $4.8 million in unrealized foreign currency gains and other items. The 2009 non-operating income, net, included $18.4 million in unrealized foreign currency gains, offset by $2.9 million in impairment write-downs on cost method investments and other items.

As noted above, a large part of the Company’s non-operating income (expense) is from unrealized foreign currency gains or losses arising from the translation of British pound and Australian dollar-denominated intercompany loans into U.S. dollars.

Net Interest Expense

The Company incurred net interest expense of $7.0 million for the third quarter of 2010 and 2009, and $21.3 million for the first nine months of 2010 and 2009. At October 3, 2010, the Company had $399.5 million in borrowings outstanding at an average interest rate of 7.2%.

Provision for Income Taxes

The effective tax rate for the third quarter and first nine months of 2010 was 41.1% and 39.4%, respectively. The higher effective rate in 2010 is primarily due to $9.1 million from nondeductible goodwill in connection with an impairment charge recorded in the third quarter of 2010.

The effective tax rate for the third quarter and first nine months of 2009 was 36.0%. The low effective tax rate for 2009 was due primarily to favorable adjustments recorded in the third quarter of 2009 for a reduction in state income taxes and for prior year permanent federal tax deductions, offset by $3.3 million from nondeductible goodwill in connection with the impairment charge recorded in the third quarter of 2009.

Discontinued Operations

On September 30, 2010, the Company completed the sale of Newsweek. Consequently, the Company’s income from continuing operations for the third quarter and year-to-date periods excludes magazine publishing operations, which have been reclassified to discontinued operations, net of tax. Under the terms of the asset purchase agreement, The Washington Post Company retained the pension assets and liabilities, certain employee obligations arising prior to the sale and other items. A loss of $11.5 million from the Newsweek sale is included in discontinued operations.

Newsweek employees were participants in The Washington Post Company Retirement Plan, and Newsweek was historically allocated a net pension credit. Since this net pension credit will be included in income from continuing operations in the future, it has been excluded from the reclassification of Newsweek results to discontinued operations. The pension cost arising from early retirement programs at Newsweek, however, is included in discontinued operations.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2010 was based on 8,904,453 and 9,112,564 weighted average shares outstanding, respectively, compared to 9,401,010 and 9,399,501, respectively, for the third quarter and first nine months of 2009. In the first nine months of 2010, the Company repurchased 739,935 shares of its Class B common stock at a cost of $277.0 million. On September 23, 2010, the Company’s Board of Directors authorized the Company to acquire up to 750,000 shares of its Class B common stock. The Company did not announce a ceiling price or a time limit for the purchases. The authorization included 16,312 shares that remained under the previous authorization.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Third Quarter		%
	2010	2009	Change

Operating revenues	$1,189,723	$1,108,794	7
Operating expenses	(964,101)	(933,116)	3
Depreciation	(61,049)	(68,897)	(11)
Amortization of intangible assets	(6,521)	(6,767)	(4)
Impairment of goodwill and other long-lived assets	(27,477)	(25,387)	8

Operating income	130,575	74,627	75
Equity in earnings (losses) of affiliates, net	2,140	(27,192)	—
Interest income	600	555	8
Interest expense	(7,633)	(7,533)	1
Other income, net	12,486	103	—

Income from continuing operations before income taxes	138,168	40,560	—
Provision for income taxes	(56,800)	(14,600)	—

Income from continuing operations	81,368	25,960	—
Loss from discontinued operations, net of tax	(20,292)	(8,894)	—

Net income	61,076	17,066	—
Net loss attributable to noncontrolling interests	76	214	(64)

Net income attributable to The Washington Post Company	61,152	17,280	—
Redeemable preferred stock dividends	(230)	(230)	—

Net income available for The Washington Post Company common stockholders	$60,922	$17,050	—

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$81,214	$25,944	—
Loss from discontinued operations, net of tax	(20,292)	(8,894)	—

Net income	$60,922	$17,050	—

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$9.14	$2.76	—
Basic loss per common share from discontinued operations	(2.29)	(0.95)	—

Basic net income per common share	$6.85	$1.81	—

Basic average shares outstanding	8,839,329	9,340,067

Diluted income per common share from continuing operations	$9.12	$2.76	—
Diluted loss per common share from discontinued operations	(2.28)	(0.95)	—

Diluted net income per common share	$6.84	$1.81	—

Diluted average shares outstanding	8,904,453	9,401,010

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		%
	2010	2009	Change

Operating revenues	$3,533,566	$3,200,273	10
Operating expenses	(2,904,501)	(2,822,251)	3
Depreciation	(183,780)	(228,979)	(20)
Amortization of intangible assets	(20,641)	(20,606)	0
Impairment of goodwill and other long-lived assets	(27,477)	(25,387)	8

Operating income	397,167	103,050	—
Equity in losses of affiliates, net	(3,942)	(28,160)	(86)
Interest income	1,525	1,838	(17)
Interest expense	(22,810)	(23,114)	(1)
Other income, net	3,995	15,779	(75)

Income from continuing operations before income taxes	375,935	69,393	—
Provision for income taxes	(148,100)	(25,000)	—

Income from continuing operations	227,835	44,393	—
Loss from discontinued operations, net of tax	(28,804)	(35,442)	(19)

Net income	199,031	8,951	—
Net loss attributable to noncontrolling interests	96	2,108	(95)

Net income attributable to The Washington Post Company	199,127	11,059	—
Redeemable preferred stock dividends	(922)	(928)	(1)

Net income available for The Washington Post Company common stockholders	$198,205	$10,131	—

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$227,009	$45,573	—
Loss from discontinued operations, net of tax	(28,804)	(35,442)	(19)

Net income	$198,205	$10,131	—

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$24.94	$4.85	—
Basic loss per common share from discontinued operations	(3.17)	(3.77)	(16)

Basic net income per common share	$21.77	$1.08	—

Basic average shares outstanding	9,046,653	9,339,646

Diluted income per common share from continuing operations	$24.91	$4.85	—
Diluted loss per common share from discontinued operations	(3.16)	(3.77)	(16)

Diluted net income per common share	$21.75	$1.08	—

Diluted average shares outstanding	9,112,564	9,399,501

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		%	Year-to-Date		%
	2010	2009	Change	2010	2009	Change
Operating Revenues:
Education	$743,319	$684,516	9	$2,202,024	$1,927,369	14
Cable television	188,694	189,647	(1)	568,610	559,839	2
Newspaper publishing	163,447	156,281	5	491,948	485,937	1
Television broadcasting	83,178	64,599	29	239,252	192,415	24
Other businesses	13,098	15,314	(14)	37,925	39,290	(3)
Corporate office	—	—	—	—	—	—
Intersegment elimination	(2,013)	(1,563)	—	(6,193)	(4,577)	—

	$1,189,723	$1,108,794	7	$3,533,566	$3,200,273	10

Operating Expenses:
Education	$644,219	$638,616	1	$1,935,994	$1,812,200	7
Cable television	148,430	149,318	(1)	442,020	437,691	1
Newspaper publishing	165,162	179,903	(8)	521,715	652,658	(20)
Television broadcasting	57,895	49,547	17	163,252	150,952	8
Other businesses	41,557	15,284	—	70,102	39,392	78
Corporate office (1)	3,898	3,062	27	9,509	8,907	7
Intersegment elimination	(2,013)	(1,563)	—	(6,193)	(4,577)	—

	$1,059,148	$1,034,167	2	$3,136,399	$3,097,223	1

Operating Income (Loss):
Education	$99,100	$45,900	—	$266,030	$115,169	—
Cable television	40,264	40,329	0	126,590	122,148	4
Newspaper publishing	(1,715)	(23,622)	93	(29,767)	(166,721)	82
Television broadcasting	25,283	15,052	68	76,000	41,463	83
Other businesses	(28,459)	30	—	(32,177)	(102)	—
Corporate office (1)	(3,898)	(3,062)	(27)	(9,509)	(8,907)	(7)

	$130,575	$74,627	75	$397,167	$103,050	—

Depreciation:
Education	$19,060	$19,017	0	$56,937	$61,099	(7)
Cable television	31,174	30,800	1	93,522	92,998	1
Newspaper publishing	7,416	15,352	(52)	23,118	64,861	(64)
Television broadcasting	3,182	3,528	(10)	9,579	9,458	1
Other businesses	72	46	57	193	100	93
Corporate office	145	154	(6)	431	463	(7)

	$61,049	$68,897	(11)	$183,780	$228,979	(20)

Amortization of intangible assets and impairment of goodwill and other long-lived assets:
Education	$4,998	$31,004	(84)	$16,629	$42,634	(61)
Cable television	74	79	(6)	225	231	(3)
Newspaper publishing	262	274	(4)	933	736	27
Television broadcasting	—	—	—	—	—	—
Other businesses	28,664	797	—	30,331	2,392	—
Corporate office	—	—	—	—	—	—

	$33,998	$32,154	6	$48,118	$45,993	5

Pension (Expense) Credit:
Education	$(1,434)	$(1,914)	(25)	$(4,309)	$(4,152)	4
Cable television	(488)	(532)	(8)	(1,431)	(1,319)	8
Newspaper publishing (2)	(8,088)	(5,168)	57	(36,840)	(71,784)	(49)
Television broadcasting	(278)	(63)	—	(835)	(357)	—
Other businesses	(15)	(20)	(25)	(48)	(61)	(21)
Corporate office (1)	8,571	8,880	(3)	25,230	24,956	1

	$(1,732)	$1,183	—	$(18,233)	$(52,717)	(65)

(1)	Includes pension credits previously reported in the magazine publishing division.
(2)	Includes $2.7 million and $20.4 million in charges for the third quarter and first nine months of 2010, respectively, related to the withdrawal from a multiemployer pension plan.

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